ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is by and between SSP Management Corp. (a wholly-owned subsidiary of 1st Net Technologies, Inc.), a Colorado Corporation, having its principle offices at 11423 W. Bernardo Ct., San Diego, California 92127, hereinafter referred to as "Seller," and MARKETBYTE, L.L.C., a California Limited Liability Company, having its principle offices at 3525 Del Mar Heights Road, #403 San Diego, California 92130 hereinafter referred to as "Buyer;" and

     WHEREAS, the parties are desirous of entering into a formal agreement consummating their negotiations for which they acknowledge have been ongoing; and

     WHEREAS, Seller is desirous of selling the property known as OTCjournal.com. being the database with approximately 75,000 subscribers, URL, and accumulated hardware (listed as Exhibit A to this Agreement) at a negotiated minimum purchase price of Seven Hundred and Fifty Thousand Dollars ($750,000.00); and

     WHEREAS, Buyer is desirous of purchasing same and continuing the operation of same for the mutual benefit of the parties, to and including the benefit of the subscribers previously referred to herein; and

BASED UPON MUTUAL CONSIDERATION AS ENUMERATED HEREIN, IT IS HEREBY AGREED AS
FOLLOWS:

     Buyer shall purchase OTCjournal.com the database with approximately 75,000 subscribers, URL, and accumulated hardware at a negotiated minimum purchase price of Seven Hundred and Fifty Thousand Dollars ($750,000.00); and

     1.  To be paid as follows:

     a. Buyer shall pay the Seller the sum of Two Hundred Thousand Dollars ($200,000.00) as part consideration by executing a Promissory Note, secured by the property being purchased in this Agreement, payable under the following terms and conditions:

        1. Fifty Thousand Dollars ($50,000.00) to be paid on the 2nd day of January 2001;

        2. Fifty Thousand dollars ($50,000.00) to be paid on the 1st day of June 2001;

        3. Fifty Thousand Dollars ($50,000.00) to be paid on the 2nd day of January 2002;

        4. Fifty Thousand Dollars ($50,000.00) to be paid on the 15th day of June 2002.

     2. Buyer shall pay as additional consideration to Seller ten percent (10%) of all gross, non-cash compensation received in the nature of stock or any other consideration received by Buyer for its operation of OTCjournal.com during the term of this Agreement, such time period commencing upon the date of execution of this Agreement through June 2, 2002.



     3. Buyer further agrees to service those remaining accounts of Seller as additional consideration for such purchase and shall do so in a business-like manner for the benefit of Seller.

     4. Upon the expiration of the contract period of this Agreement, and should Seller not have received the total sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) in cash and market value of securities received or excess thereof, Buyer shall agree to renegotiate in order to make up the difference between those amounts received by Seller and Seven Hundred Fifty Thousand Dollars ($750,000.00) and such shall become due and owing immediately upon such date and the conclusion of the aforementioned negotiation.

     5. As additional consideration for such purchase, Buyer agrees to represent or otherwise profile parent company of Seller to its subscribers in the normal course of business and to its general market at no cost to Seller for a period of two years from the date of this Agreement. Such profiling shall be based on such information provided by the parent company of Seller to the Buyer. Such profiling shall be done solely with the authority of the parent company of Seller, and at no cost to the parent company of Seller.

     6. Buyer shall provide to Seller at such times upon the Seller's request but no more than on a quarterly basis, a full accounting of OTCjournal.com income for the purposes of determining the ten percent (10%) consideration as set forth herein. All financial information submitted by the Buyer to the Seller shall be deemed confidential information, shall be marked confidential, and shall be maintained as confidential information by the Seller. Should the Seller determine that an audit is required, the Seller shall order such audit, at the Seller's expense, for which Buyer shall grant full cooperation.

     7. The Seller, upon consummation of the Agreement herein by the execution of this Agreement, shall provide to the Buyer all information relative to the database, URL, subscriber information, and all similarly related matters. Seller shall further cooperate by providing any additional information or documentation to assist the Buyer in such transition.

     8. It is understood and agreed that upon default by Buyer of any of the payments or consideration enumerated herein that Seller may, at its option, declare such Agreement void, unenforceable, and otherwise rescind such Agreement and retain all interest in OTCjournal.com and its properties, immediately upon notice of such default. Buyer shall have such other remedy as enumerated herein and such additional remedies as provided by law.

     9. This contract shall be governed under the laws of the State of Colorado and shall be adjudicated within the courts of the State of Colorado.

    10. This Agreement contains all the agreements resulting from the negotiations of the parties, and any such matters outside this Agreement shall be deemed void and held for naught.

    11. It is understood that this Agreement, is non-assignable, and should Buyer wish to assign or sell any right, title and interest to OTCjournal.com or its properties, Seller shall have right of first refusal with a sixty (60) day "look see" period wherein Buyer shall provide all information incident to such sale, and should Seller not exercise such option, Buyer shall be free to make such exchange. In the event that Buyer should make such valid assignment or sale of the assets covered herein, then any and all remaining monetary consideration would be immediately due and payable.

    12. This Agreement is executed this 23rd day of February 2000, and the parties signing hereto are acknowledging that they have the right to execute such contract on behalf of their principals.


SSP MANAGEMENT CORP. (a wholly-owned subsidiary);
     and
1st NET TECHNOLOGIES, INC.


By:  /s/ James H. Watson, Jr.
   ----------------------------
   James H. Watson, Jr.
   Chairman/CEO


MARKETBYTE, L.L.C.


By:  /s/ Lawrence Isen
   ----------------------------
   Lawrence Isen
   Authorized Signing Member





                                 Exhibit A

Accumulated Hardware:

     1. Two Generic Pentium II servers

     2. Two Generic Pentium III servers

     3. One Sony Lap Top Computer Model #PCG-F 180

     4. One Lyris Mailing Software License


Initials

Buyer _________
Seller ________